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           UNITED STATES             ===========================================
SECURITIES AND EXCHANGE COMMISSION   OMB Number:                       3235-0058
      Washington, D.C. 20549         Expires:                   January 31, 2002
                                     Estimated average burden
                                     hours per response.................... 2.50
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            FORM 12b-25              SEC File Number: 000-29169
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                                     Cusip Number: 169464 10 4
    NOTIFICATION OF LATE FILING      ===========================================


(Check one) Form 10-K [ ]  Form 20-F [ ]  Form 11-K [ ]  Form 10-Q [X]
            Form N-SAR [ ]

         For period ended: September 30, 2002
                           ------------------
         [  ]     Transition Report on Form 10-K
         [  ]     Transition Report on Form 20-F
         [  ]     Transition Report on Form 11-K
         [  ]     Transition Report on Form 10-Q
         [  ]     Transition Report on Form N-SAR
         For the Transition Period Ended:________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRATION INFORMATION

                                    Chinawe.com Inc.
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Name of Registrant

                                    NEO MODERN ENTERTAINMENT CORP.
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Former Name if Applicable

                                    c/o Hartman & Craven LLP, 488 Madison Avenue
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Address of Principal Executive Office (street and number)

                                    New York, New York 10022
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City, State and Zip Code

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b)    The subject annual report, semi-annual report, transition report on
             Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Registrant needs additional time to complete financial information.
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PART IV - OTHER INFORMATION

(1)   Name and telephone number of person to contact in regard to this notification

      Edward I. Tishelman                                           (212)            836-4940
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      Name                                                          (Area Code)      (Telephone Number)

(2)   Have all other  periodic  reports  required  under Section 13 or 15(d) of the  Securities  Exchange Act of
      1934 or Section 30 of the  Investment  Company  Act of 1940  during  the  preceding  12 months or for such shorter  period that the  registrant  was  required to file such  report(s)  been filed?  If answer is no,
      identify report(s).                                                                     [X] Yes     [ ] No

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(3)   It is anticipated that any significant  change in results of operations from the corresponding  period for the last fiscal year will be reflected by the earning  statements to be included in the subject  report or
      portion thereof?                                                                        [ ] Yes     [X] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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


                                Chinawe.com Inc.
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                formerly known as NEO MODERN ENTERTAINMENT CORP.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2002                              By: /s/ Man Ying Ken Wai
                                                             ------------------
                                                             Man Ying Ken Wai
                                                             Vice President


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION
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Intentional misstatements or omissions of fact constitute Federal Criminal
Violations (See 18 U.S.C. 1001).
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